UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

Cloudflare, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE

(Title of Class of Securities)

18915M107

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                                   Rule 13d-1(b)

☐                                   Rule 13d-1(c)

☒                                Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAMES OF REPORTING PERSONS. UV Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,109 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,109 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,109 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (4)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by UV Partners IV, L.P., a Delaware limited partnership (“Fund IV”), UV Partners IV-A, L.P., a Delaware limited partnership (“Fund IV-A”), UV Partners IV Financial Institutions Fund, L.P., a Delaware limited partnership (“Fund IV FIF”), UV Partners IV GP, L.L.C. (“GP IV”), UV Partners IV Financial Institutions GP, L.L.C. (“GP IV FIF”), Pelion Ventures V, L.P., a Delaware limited partnership (“Fund V”), Pelion Ventures V-A, L.P., a Delaware limited partnership (“Fund V-A”), Pelion Ventures V Financial Institutions Fund, L.P., a Delaware limited partnership (“Fund V FIF”), Pelion Venture Partners V, L.L.C. (“GP V”), Pelion Ventures V Financial Institutions GP, L.L.C. (“GP V FIF”), Pelion Ventures VI, L.P., a Delaware limited partnership (“Fund VI”), Pelion Ventures VI-A, L.P., a Delaware limited partnership (“Fund VI-A”), Pelion Venture Partners VI, L.L.C. (“GP VI”), Pelion Opportunity Fund I, LLC (“SPV I”), Pelion Opportunities Partners I, L.L.C. (“SPV Manager”) and Blake G. Modersitzki (“Modersitzki” and, together with Fund IV, Fund IV-A, Fund IV FIF, GP IV, GP IV FIF, Fund V, Fund V-A, Fund V FIF, GP V, GP V FIF, Fund VI, Fund VI-A, GP VI, SPV I and SPV Manager, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV and 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV and Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV and Fund IV-A.

(3)   Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Issuer’s Form 10-Q filed with the SEC on November 10, 2020 (the “Current 10-Q”). Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund IV beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. UV Partners IV-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,109 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,109 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,109 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (4)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)  Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV and 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV and Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV and Fund IV-A.

(3)  Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund IV-A beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. UV Partners IV Financial Institutions Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,109 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,109 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,109 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (4)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV and 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV and Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV and Fund IV-A.

(3)   Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund IV FIF beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. UV Partners IV GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,109 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,109 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,109 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (4)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV and 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV and Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV and Fund IV-A.

(3)   Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, GP  IV beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. UV Partners IV Financial Institutions GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 8,109 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 8,109 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,109 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (4)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV and 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV and Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV and Fund IV-A.

(3)   Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, GP IV FIF beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Ventures V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 125,275 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 125,275 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,275 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (4)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes (a) 80,382 shares of Issuer’s Class A Common Stock held by Fund V and (b) 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V and Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V and Fund V-A.

(3)   Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund V beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Ventures V-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 125,275 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 125,275 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,275 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (4)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes (a) 80,382 shares of Issuer’s Class A Common Stock held by Fund V and (b) 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V and Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V and Fund V-A.

(3)   Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund V-A beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Ventures V Financial Institutions Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 125,275 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 125,275 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,275 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (4)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes (a) 80,382 shares of Issuer’s Class A Common Stock held by Fund V and (b) 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V and Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V and Fund V-A.

(3)   Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund V FIF beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Venture Partners V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 125,275 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 125,275 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,275 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (4)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes (a) 80,382 shares of Issuer’s Class A Common Stock held by Fund V and (b) 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V and Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V and Fund V-A.

(3)   Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, GP V beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Ventures V Financial Institutions GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 125,275 shares (2) (3)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 125,275 shares (2) (3)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,275 shares (2) (3)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (4)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes (a) 80,382 shares of Issuer’s Class A Common Stock held by Fund V and (b) 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V and Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V and Fund V-A.

(3)   Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(4)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, GP V FIF beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Ventures VI, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 532,047 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 532,047 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 532,047 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 497,996 shares of Issuer’s Class A Common Stock held by Fund VI and 34,051 shares of Issuer’s Class A Common Stock held by Fund VI-A.  GP VI serves as the sole general partner of Fund VI and Fund VI-A.  Modersitzki is the sole managing member of GP VI and accordingly exercises voting and dispositive power over the shares held by Fund VI and Fund VI-A.

(3)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund VI beneficially owns 0.2% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Ventures VI-A, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 532,047 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 532,047 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 532,047 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* PN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 497,996 shares of Issuer’s Class A Common Stock held by Fund VI and 34,051 shares of Issuer’s Class A Common Stock held by Fund VI-A.  GP VI serves as the sole general partner of Fund VI and Fund VI-A.  Modersitzki is the sole managing member of GP VI and accordingly exercises voting and dispositive power over the shares held by Fund VI and Fund VI-A.

(3)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Fund VI-A beneficially owns 0.2% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Venture Partners VI, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 532,047 shares (2)
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 532,047 shares (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 532,047 shares (2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (3)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 497,996 shares of Issuer’s Class A Common Stock held by Fund VI and 34,051 shares of Issuer’s Class A Common Stock held by Fund VI-A.  GP VI serves as the sole general partner of Fund VI and Fund VI-A.  Modersitzki is the sole managing member of GP VI and accordingly exercises voting and dispositive power over the shares held by Fund VI and Fund VI-A.

(3)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, GP VI beneficially owns 0.2% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Opportunity Fund I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (2)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, SPV I beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Pelion Opportunities Partners I, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 0 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (2)
12	TYPE OF REPORTING PERSON* OO

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, SPV Manager beneficially owns 0.0% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

1	NAMES OF REPORTING PERSONS. Blake G. Modersitzki
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒ (1)
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,727,776 shares
	6	SHARED VOTING POWER 665,431 shares (2) (3) (4) (5) (6)
	7	SOLE DISPOSITIVE POWER 2,727,776 shares
	8	SHARED DISPOSITIVE POWER 665,431 shares (2) (3) (4) (5) (6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,393,207 shares (2) (3) (4) (5) (6)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (7)
12	TYPE OF REPORTING PERSON* IN

(1)   This Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G. The information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020.

(2)   Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV and 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV and Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV and Fund IV-A.

(3)   Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)   Includes (a) 80,382 shares of Issuer’s Class A Common Stock held by Fund V and (b) 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V and Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V and Fund V-A.

(5)   Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(6)   Includes 497,996 shares of Issuer’s Class A Common Stock held by Fund VI and 34,051 shares of Issuer’s Class A Common Stock held by Fund VI-A.  GP VI serves as the sole general partner of Fund VI and Fund VI-A.  Modersitzki is the sole managing member of GP VI and accordingly exercises voting and dispositive power over the shares held by Fund VI and Fund VI-A.

(7)   The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Current 10-Q. Based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class B Common Stock) outstanding as of November 10, 2020, Modersitzki beneficially owns 1.1% of the Issuer’s total outstanding Common Stock as of November 10, 2020.

Introductory Note: This Statement on Schedule 13G (this “Statement”) is filed on behalf of the Reporting Persons, in respect of shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), of Cloudflare, Inc. (the “Issuer”).

Item 1

(a)                                 Name of Issuer

Cloudflare, Inc.

(b)                                 Address of Issuer’s Principal Executive Offices

101 Townsend Street

San Francisco, CA  94107

Item 2

(a)                                 Name of Person(s) Filing:

UV Partners IV, L.P. (“Fund IV”)

UV Partners IV-A, L.P. (“Fund IV-A”)

UV Partners IV Financial Institutions Fund, L.P. (“Fund IV FIF”)

UV Partners IV GP, L.L.C. (“GP IV”)

UV Partners IV Financial Institutions GP, L.L.C. (“GP IV FIF”)

Pelion Ventures V, L.P. (“Fund V”)

Pelion Ventures V-A, L.P. (“Fund V-A”)

Pelion Ventures V Financial Institutions Fund, L.P. (“Fund V FIF”)

Pelion Venture Partners V, L.L.C. (“GP V”)

Pelion Ventures V Financial Institutions GP, L.L.C. (“GP V FIF”)

Pelion Ventures VI, L.P. (“Fund VI”)

Pelion Ventures VI-A, L.P. (“Fund VI-A”)

Pelion Venture Partners VI, L.L.C. (“GP VI”)

Pelion Opportunity Fund I, LLC (“SPV I”)

Pelion Opportunities Partners I, L.L.C. (“SPV Manager”)

Blake G. Modersitzki (“Modersitzki”)

(b)                                 Address of Principal Business Office:                                                                 c/o Pelion Venture Partners

2750 E. Cottonwood Parkway, Suite 600

Salt Lake City, UT  84121

(c)                                  Citizenship:

Entities:                                                    Fund IV                                                                           -                                            Delaware

Fund IV-A                                                              -                                            Delaware

Fund IV FIF                                                     -                                            Delaware

GP IV                                                                                       -                                            Delaware

GP IV FIF                                                                 -                                            Delaware

Fund V                                                                                -                                            Delaware

Fund V-A                                                                   -                                            Delaware

Fund V FIF                                                          -                                            Delaware

GP V                                                                                            -                                            Delaware

GP V FIF                                                                      -                                            Delaware

Fund VI                                                                           -                                            Delaware

Fund VI-A                                                              -                                            Delaware

GP VI                                                                                       -                                            Delaware

SPV I                                                                                         -                                            Delaware

SPV Manager                                             -                                            Delaware

Individuals:                               Modersitzki                                                        -                                            United States of America

(d)                                 Title of Class of Securities:                                                                                                                        Class A Common Stock

(e)                                  CUSIP Number:                                                                                                                                                                                18915M107

Item 3                                                            Not applicable.

Item 4                                                            Ownership.

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this statement on Schedule 13G is provided as of December 31, 2020:

Reporting Persons	Shares Held Directly		Sole Voting Power	Shared Voting Power		Sole Dispositive Power	Shared Dispositive Power		Beneficial Ownership		Percent of Class (9)	Percent of All Common (10)
Fund IV	4,232	(1)	—	8,109	(1) (2) (3)	—	8,109	(1) (2) (3)	8,109	(1) (2) (3)	0.0%	0.0%
Fund IV-A	1,385	(2)	—	8,109	(1) (2) (3)	—	8,109	(1) (2) (3)	8,109	(1) (2) (3)	0.0%	0.0%
Fund IV FIF	2,492	(3)	—	8,109	(1) (2) (3)	—	8,109	(1) (2) (3)	8,109	(1) (2) (3)	0.0%	0.0%
GP IV	—		—	8,109	(1) (2) (3)	—	8,109	(1) (2) (3)	8,109	(1) (2) (3)	0.0%	0.0%
GP IV FIF	—		—	8,109	(1) (2) (3)	—	8,109	(1) (2) (3)	8,109	(1) (2) (3)	0.0%	0.0%
Fund V	[D]	(4)	—	125,275	(4) (5) (6)	—	125,275	(4) (5) (6)	125,275	(4) (5) (6)	0.1%	0.0%
Fund V-A	1,093,974	(5)	—	125,275	(4) (5) (6)	—	125,275	(4) (5) (6)	125,275	(4) (5) (6)	0.1%	0.0%
Fund V Financial	1,305,674	(6)	—	125,275	(4) (5) (6)	—	125,275	(4) (5) (6)	125,275	(4) (5) (6)	0.1%	0.0%
GP V	—		—	125,275	(4) (5) (6)	—	125,275	(4) (5) (6)	125,275	(4) (5) (6)	0.1%	0.0%
GP V FIF	—		—	125,275	(4) (5) (6)	—	125,275	(4) (5) (6)	125,275	(4) (5) (6)	0.1%	0.0%
Fund VI	497,996	(7)	—	532,047	(7) (8)	—	532,047	(7) (8)	532,047	(7) (8)	0.2%	0.2%
Fund VI-A	34,051	(8)	—	532,047	(7) (8)	—	532,047	(7) (8)	532,047	(7) (8)	0.2%	0.2%
GP VI	—		—	532,047	(7) (8)	—	532,047	(7) (8)	532,047	(7) (8)	0.2%	0.2%
SPV I	0		—	0		—	0		0		0.0%	0.0%
SPV Manager	—		—	0		—	0		0		0.0%	0.0%
Modersitzki	2,727,776		2,727,776	665,431	(1) – (8)	2,727,776	665,431	(1) – (8)	3,393,207	(1) – (8)	1.5%	1.1%

(1)             Includes 4,232 shares of Issuer’s Class A Common Stock held by Fund IV.  GP IV serves as the sole general partner of Fund IV.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV.

(2)             Includes 1,385 shares of Issuer’s Class A Common Stock held by Fund IV-A.  GP IV serves as the sole general partner of Fund IV-A.  Modersitzki is the sole managing member of GP IV and accordingly exercises voting and dispositive power over the shares held by Fund IV-A.

(3)             Includes 2,492 shares of Issuer’s Class A Common Stock held by Fund IV FIF.  GP IV FIF serves as the sole general partner of Fund IV FIF.  Modersitzki is the sole managing member of GP IV FIF and accordingly exercises voting and dispositive power over the shares held by Fund IV FIF.

(4)             Includes 80,382 shares of Issuer’s Class A Common Stock held by Fund V.  GP V serves as the sole general partner of Fund V.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V.

(5)             Includes 20,476 shares of Issuer’s Class A Common Stock held by Fund V-A.  GP V serves as the sole general partner of Fund V-A.  Modersitzki is the sole managing member of GP V and accordingly exercises voting and dispositive power over the shares held by Fund V-A.

(6)             Includes 24,418 shares of Issuer’s Class A Common Stock held by Fund V FIF.  GP V FIF serves as the sole general partner of Fund V FIF.  Modersitzki is the sole managing member of GP V FIF and accordingly exercises voting and dispositive power over the shares held by Fund V FIF.

(7)             Includes 497,996 shares of Issuer’s Class A Common Stock held by Fund VI.  GP VI serves as the sole general partner of Fund VI.  Modersitzki is the sole managing member of GP VI and accordingly exercises voting and dispositive power over the shares held by Fund VI.

(8)             Includes 34,051 shares of Issuer’s Class A Common Stock held by Fund VI-A.  GP VI serves as the sole general partner of Fund VI-A.  Modersitzki is the sole managing member of GP VI and accordingly exercises voting and dispositive power over the shares held by Fund VI-A.

(9)             The Percent of Class is calculated on the basis of 233,914,041 shares of Class A Common Stock outstanding as of November 10, 2020, as reported in the Issuer’s Form 10-Q filed with the SEC on November 10, 2020 (the “Current 10-Q”).

(10)        The Percent of All Common is based on the total of 307,300,986 shares of the Issuer’s Common Stock (including 73,386,945 shares of Class A Common Stock) outstanding as of November 10, 2020, as reported in the Current 10-Q.

Item 5                                    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following:      ☒

Item 6                                    Ownership of More Than Five Percent on Behalf of Another Person.

Not applicable.

Item 7                                    Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8                                    Identification and Classification of Members of the Group.

Not applicable.

Item 9                                    Notice of Dissolution of Group.

Not applicable.

Item 10                             Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

UV Partners IV, L.P.

By:	UV Partners IV GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV-A, L.P.

By:	UV Partners IV GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV Financial Institutions Fund, L.P.

By:	UV Partners IV Financial Institutions GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV GP, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV Financial Institutions GP, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V, L.P.

By:	Pelion Venture Partners V, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V-A, L.P.

By:	Pelion Venture Partners V, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V Financial Institutions Fund, L.P.

By:	Pelion Ventures V Financial Institutions GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Venture Partners V, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V Financial Institutions GP, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures VI, L.P.

By:	Pelion Venture Partners VI, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures VI-A, L.P.

By:	Pelion Venture Partners VI, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Venture Partners VI, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Opportunity Fund I, LLC

By:	Pelion Opportunities Partners I, L.L.C.
Its:	Manager

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Opportunities Partners I, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

/s/ Blake G. Modersitzki
Blake G. Modersitzki

Exhibit(s):

A - Joint Filing Statement

EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Cloudflare, Inc. is filed on behalf of each of us.

Dated: February 12, 2021

UV Partners IV, L.P.

By:	UV Partners IV GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV-A, L.P.

By:	UV Partners IV GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV Financial Institutions Fund, L.P.

By:	UV Partners IV Financial Institutions GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV GP, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

UV Partners IV Financial Institutions GP, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V, L.P.

By:	Pelion Venture Partners V, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V-A, L.P.

By:	Pelion Venture Partners V, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V Financial Institutions Fund, L.P.

By:	Pelion Ventures V Financial Institutions GP, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Venture Partners V, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures V Financial Institutions GP, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures VI, L.P.

By:	Pelion Venture Partners VI, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Ventures VI-A, L.P.

By:	Pelion Venture Partners VI, L.L.C.
Its:	General Partner

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Venture Partners VI, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Opportunity Fund I, LLC

By:	Pelion Opportunities Partners I, L.L.C.
Its:	Manager

By:	/s/ Blake G. Modersitzki
Managing Member

Pelion Opportunities Partners I, L.L.C.

By:	/s/ Blake G. Modersitzki
Managing Member

/s/ Blake G. Modersitzki
Blake G. Modersitzki